Exhibit 99.1

For Immediate Release

IRIDEX Announces Preliminary Unaudited Revenues for 2015 Fourth

Quarter and Full Year

Year-End Strength in Both Glaucoma and Retinal Laser Systems and

Procedures

MOUNTAIN VIEW, Calif., Jan. 11, 2016 — IRIDEX Corporation (Nasdaq:IRIX) today reported preliminary revenues of approximately $11.9 to $12.2 million and $41.5 to $41.8 million for the fourth quarter and full year 2015, respectively.

Preliminary revenues in the fourth quarter exceeded the high end of the Company’s guidance and were driven by a continued strong uptick in sales of the Cyclo G6™ Glaucoma Laser System on top of the steady, stable growth in the Micropulse® technologies targeting retinal conditions.

Management had previously projected revenues to be between $11.5 million and $11.9 million in the fourth quarter of 2015. The sale of Cyclo G6 systems for the year was more than 10% greater than the company’s projection of 100 units.

“The strong top line results at year end continue to indicate a growing interest in our glaucoma platform and in MicroPulse lasers as clinically durable and cost-effective tools for preventing vision loss across the eye care specialties,” said CEO William M. Moore. In addition, the growing number of patients undergoing the MicroPulse® P3 procedure for glaucoma has exceeded our expectation and bodes well for a growing base of recurring revenue into 2016.

The Company plans to release its complete fourth quarter and full year 2015 financial results as well as its outlook for the 2016 full year in February.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 70 independent distributors into over 100 countries. For further information, visit the IRIDEX website at http://www.iridex.com/.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning the Company’s preliminary and anticipated revenues, the markets in which the Company operates, trends in treatment and product usage, interest in and demand for the Company’s products, growth in recurring revenues and the underlying customer base and patient population, product plans and future product releases, and the Company’s strategic plans and objectives. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended January 3, 2015, which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

IRIDEX Contact:	Investor Relations Contact:

William Moore	Matt Clawson
President & Chief Executive Officer	Pure Communications, Inc.
650-940-4700	949-370-8500
matt@purecommunicationsinc.com